As filed with the Securities and Exchange Commission on December 7, 2023

Registration No. 333-275687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M2i GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	5050	37-1904036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Doug Cole

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq.

Glenn Burlingame, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion.	Dated December 7, 2023.

PRELIMINARY PROSPECTUS

456,961,668 SHARES OF COMMON STOCK

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 456,961,668 shares of common stock (the “Common Stock”) issued or issuable to such selling stockholders. The selling stockholders acquired the Common Stock in connection with an Agreement and Plan of Merger, dated May 16, 2023 (the “Merger Agreement”), by and among the M2i Global, Inc. (the “Company”, formerly known as INKY Inc.), U.S. M and M Acquisition Corp., a Nevada corporation wholly owned by Company (“Merger Sub”), and U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”), pursuant to which Merger Sub merged with and into USMM, with USMM surviving the Merger as the Company’s wholly-owned subsidiary (the “Merger”).

We will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Please see the section entitled “Plan of Distribution” on page 47 of this prospectus for more information. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 42 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is quoted on the OTC Pink Market under the symbol “MTWO”. The price of the last trade of our Common Stock as quoted on the OTC Pink Market was $1.45 per share. As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $0.30 per share. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market pricing or in privately negotiated transactions.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should carefully read the “Risk Factors” beginning on page 5 of this prospectus before investing.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus [*], 2023.

ii

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “M2i,” and “our Company” refer to M2i Global, Inc., a Nevada corporation, and its subsidiaries.

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “common stock” and “shares” refer to the common stock in our capital stock, unless otherwise indicated.

M2i Global, Inc., the M2i logo, and other trademarks or service marks of M2i appearing in this prospectus are the property of M2i or its subsidiaries. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 5 and “Special Note Regarding Forward-Looking Statements” beginning on page 20.

Our Business

Business Objective

M2i Global, Inc., is a Nevada-based company pursuing activities related to sourcing and mining strategic minerals and metals like cobalt, lithium, and tungsten.1 Strategic minerals and metals are those that play a pivotal role in the United States’ economic, military, and technological development, all of which are threatened by the fact that the U.S. relies heavily on imports to obtain these commodities, often sourcing them from states with which it has fraught relationships like the People’s Republic of China and the Russian Federation.2 The Company envisions its activities contributing to the efforts to establish a domestic strategic mineral reserve, reducing the U.S.’s reliance on foreign actors. The Company will be pursuing its business objective through three separate operating business units:

●

M2i Primary Minerals and Metals (“M2i PMM”). M2i PMM will acquire, sell and trade primary minerals and metals, which includes their extraction, processing, storage, and transport from mines and other suppliers to end users. Through this arm, we will enter into joint venture agreements and other acquisition vehicles to gain access to mines. Currently, we are establishing a joint venture with well-known mining company in western Australia.

●

M2i Recycled Minerals & Metals (“M2i RMM”). M2i RMM will acquire, sell, and trade recycled metals and alloys to include the collection, processing, transportation, trade, and sale of scrap, recycled and reused metals and alloys.

●

M2i Government and Industry Affairs (“M2i GIA”). M2i GIA will establish, maintain, and strengthen our relationships with federal, state and local governmental entities, agencies and departments to facilitate the creation of Public Private Partnerships (“P3”). Special focus will be on the creation of a national Strategic Mineral Reserve similar in scope and operation to the federal government’s Strategic Petroleum Reserve, similarly, our reserve will consist of the development of a stockpile or supply of mineral commodities in a preestablished state that would be acquired, stored, and held to be used when needed if the regular supply of a specific commodity was disrupted which may hinder U.S. national or economic security. Currently, we enjoy the support of members of Congress who are sponsoring legislation to advance a Strategic Mineral Reserve.

1 https://www.statista.com/topics/9242/strategic-minerals/#topicOverview

2 https://www.wilsoncenter.org/article/geographic-concentration-critical-minerals-reserves-and-processing

1

Company Structure

M2i Global, Inc. is the parent company of two wholly-owned subsidiaries, U.S. Minerals and Metals Corp. and M2i, Inc. Currently, there are no operations anticipated for the subsidiaries but either may begin at a future date.

M2i’s structure is built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L is led by a vice president, who will work with a management team focused on implementing and building each effort into a business line, taking advantage of federal and state incentives, and building its own profit and loss contributions to the overall organization. The vice presidents report to the president/chief executive officer of the Company.

Recent Developments

On May 16, 2023, the Company entered into a Merger Agreement, by and among the Company, Merger Sub, and USMM, pursuant to which Merger Sub merged with and into USMM, with USMM surviving the Merger as the Company’s wholly-owned subsidiary. The Merger closed that same day (the “Closing”) and became effective upon the Company’s contemporaneous filing of Articles of Merger with the Secretary of State of Nevada.

Pursuant to the Merger, the holders of USMM’s common stock received one share of Common Stock for each share of USMM common stock they held. Doug Cole, as holder of all of the outstanding shares of preferred stock of USMM, received 100,000 shares of the Company’s Series A Super-Voting Preferred Stock in exchange for the 100,000 shares of USMM preferred stock he held prior to the Merger. As a result, Mr. Cole currently holds 66.36% of the voting power of the Company by virtue of his ownership of all of the Company’s outstanding Series A Super-Voting Preferred stock. Prior to the Merger, Ioanna Kallidou, the Company’s former Chief Executive Officer, held approximately 55.9% of the voting power of the Company.

In connection with the Agreement, (i) the articles of incorporation of the Company were amended to authorize 100,000 shares of the Series A Super-Voting Preferred Stock and to change the Company’s name from INKY, Inc. to M2i Global, Inc.; and (ii) a certificate of designation was filed with the Secretary of State of the State of Nevada to designate the terms of the Series A Super-Voting Preferred Stock. The holders of Series A Super-Voting Preferred Stock are entitled to 10,000 votes per share of Series A Super-Voting Preferred Stock.

2

Certain of the former stockholders of USMM are subject to lock-up agreements for the shares of Common Stock received from the Merger (the “Lock-Up Agreements”). The Lock-up Agreements prohibit such stockholders from offering, issuing, selling, contracting to sell, encumbering, granting any shares of the Common Stock or other securities convertible into or exercisable for Common Stock for a period of twelve (12) calendar months after the Closing (the “Lock-Up Period”). Additionally, during the period commencing on the Closing and continuing through the date that is twelve (12) calendar months after the Closing (the “Leak-Out Period”), neither the stockholders nor any of their Trading Affiliates (as defined below), collectively shall sell, directly, or indirectly more than 3% of shares of Common Stock held by such stockholder on any Trading Day (as defined below) during the Leak-Out Period (the “Leak-Out Period Shares”), and in no event shall the Leak-Out Period Shares exceed 5% of the trading volume of Common Stock, based on the thirty (30)-calendar-day average trading volume of the Company, as reported by Bloomberg. “Trading Affiliates” means any individual or entity acting on behalf of or pursuant to any understanding with the subscriber which has knowledge of the transactions contemplated hereby, and “Trading Day” shall mean a day on which trading in the shares of Common Stock generally occurs on a U.S. national or regional securities exchange on which the shares of Common Stock is listed.

The Lock-Up Agreements apply to approximately 43.96% of the shares of Common Stock of the Company.

Corporate Information

Our Common Stock is quoted on the OTC Pink Market under the symbol “MTWO”.

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451, and our telephone number is (775) 909-6000. Our main corporate website is located at https://www.m2icorp.com. The information on our website is not incorporated by reference into this prospectus.

3

THE OFFERING

Issuer	M2i Global, Inc.

Securities Offered by the Selling Stockholders	456,961,668 shares of our Common Stock.

Trading Market	The Common Stock offered in this prospectus is quoted on the OTC Pink Market under the symbol “MTWO”. In the future, we intend to seek to have our Common Stock listed on a national securities exchange but there can be no assurance that our application will be successful.

Common Stock Outstanding as of this Offering	514,333,691 shares[1]

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

1 The number of shares of Common Stock shown above to be outstanding before this offering is based on 514,333,691 shares outstanding as of December 7, 2023.

4

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” beginning on page 20 of this prospectus, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward-looking statements. The following risk factors are not the only risk factors facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition, and results of operations and it is not possible to predict all risk factors, nor can we assess the impact of all factors on us or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Associated with Small Company Size and Liquidity Risks

As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” or “development stage” company. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental, advertising, and marketing expenses. We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our business is in an early development stage. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. Further, as we are a development stage enterprise, we expect that net losses and the working capital deficiency will continue. If we incur additional significant operating losses, our stock price may decline, perhaps significantly.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, an industry that may be politically undesirable, and limited information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. In the absence of such bank financing, our limited operating history and assets and the lag often existing between commencing business operations and profitability may force us to rely solely on business operation revenues in order to support our company, which revenues may not be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

5

Holders of the Series A Super-Voting Preferred Stock will control the operations of the Company for the foreseeable future.

The holders of the Series A Super-Voting Preferred Stock will vote on Company matters on an “as-converted” basis of one vote of Series A Super-Voting Preferred Stock to 10,000 votes of Common Stock. As a result of this Series A Super-Voting Preferred stock ownership, the holders of the Series A Super-Voting Preferred Stock will continue to influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions.

We have never declared or paid a cash dividend on our common stock nor will we in the foreseeable future.

We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for Common Stock in the foreseeable future. You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does not expect a dividend return on the investment.

Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment, and you indeed may lose your entire investment.

If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of the Company’s board of directors (the “Board”).

We incur professional fees in connection with being a reporting company under the Securities Exchange Act of 1934, as amended and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manne.

Our Company is subject to the reporting requirements of the 1934 Act and as such, we are required to file 10-Ks, 10-Qs and 8-Ks and other reports with the Securities and Exchange Commission. We will incur professional fees (i.e., attorney, auditors, and filing agents) in connection with the preparation and filing of such reports and we currently anticipate such costs to range from $25,000 to $50,000 per year. If we are unable to file such reports, we will be delinquent in our filings which could adversely affect the marketability of the Common Stock.

Complying with these statutes, regulations and requirements will occupy a significant amount of time for our Board and management and will significantly increase our costs and expenses. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal years, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

As a reporting company under the 1934 Act, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort, and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, and/ or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the 1934 Act.

6

You may not be able to resell any shares you purchased.

Presently, there is an extremely limited trading market for our Common Stock. There is no assurance that any trading market will be present or expand. This means that it may be hard or impossible for you to find a willing buyer for your shares should you decide to sell them in the future.

Risks Associated with Our Business

We may not acquire market share or achieve profits due to competition in our industries.

We operate in a highly competitive marketplace with various competitors. Increased competition may result in reduced gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that the Company will be able to compete against current or future competitors or that competitive pressure will not seriously harm its business. Some of our competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than the Company can. Furthermore, some of these competitors may make acquisitions or establish cooperative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

Without additional financing to develop our business plan, our business may fail.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to conduct and grow our business. We do not currently have sufficient financial resources to completely fund the development of our business plan. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing stockholders.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in those parts of our business that are related to intellectual property generation or exploitation. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business and our operations.

7

Our accountant has indicated doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and/or raising additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations. The recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern.

A wide range of economic and logistical factors may negatively impact our operating results.

Our operating results will be affected by a wide variety of factors that could materially affect revenues and profitability, including the timing and cancellation of customer orders and projects, competitive pressures on pricing, availability of personnel, and market acceptance of our services. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition and operating results.

We must obtain, maintain, and renew governmental permits and approvals to operate in the mineral and metals industry, which can be a costly and time-consuming process and result in restrictions.

Numerous governmental permits and approvals are required to operate in the mineral and metals industry. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations.

The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of some of our business operations.

8

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with our business plan, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Because we have limited operating history and have not yet generated significant revenues or operating cash flows, you may have difficulty evaluating our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our properties and our business strategy have not yet been proven. As a result, our historical financial statements do not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. Therefore, it may be difficult for you to evaluate our business and results of operations to date and assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly-constructed or newly-acquired assets, such as any one of our acquired business units failing to perform as expected, having higher than expected operating costs, having lower than expected customer revenues, or suffering equipment breakdown, failures or operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

Risks associated with operational events in connection with our activities globally, resulting in significant adverse impacts on our people, communities, the environment or our business.

We engage in activities that have the potential to cause harm to our people and assets, communities, other stockholders and/or the environment, including serious injuries, illness and fatalities, loss of infrastructure, amenities and livelihood, and damage to sites of cultural significance. An operational event at our operations or through our value chain could also cause damage or disruptions to our assets and operations, impact our financial performance, result in litigation or class actions and cause long-term damage to our license to operate and reputation. The potential physical impacts of climate change could increase the likelihood and/or severity of risks associated with operational events. Impacts of operational events may also be amplified if we fail to respond in a way that is consistent with our corporate values and stockholder expectations.

We will likely depend on a limited number of customers for a significant portion of our revenues.

We will likely depend on a limited number of customers for a significant portion of our revenues. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, and cash flows.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with operations and facilities, which have not yet been constructed. Constructing, maintaining and expanding infrastructure, is capital intensive. We must continue to invest capital to maintain or to increase our production and to develop any future acquired properties. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for our services impacting, among other things, our ability to obtain capital. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including, for example:

● the tightening of credit or lack of credit availability to prospective customers could adversely affect our ability to collect our trade receivables; and

● our ability to access the capital markets may be restricted at a time when we intend to raise capital for our business, including for capital improvements.

9

The business of the other parties to our strategic alliances may involve many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, and cash flows.

The mining companies that we enter into strategic alliances with are subject to many hazards and operating risks. Although our operating partners maintain insurance coverage customary to the industry, it is possible that the many hazards and operating risks could result in our inability to satisfy contractual obligations. This could result in prospective customers initiating claims against us. The operating risks that may have a significant impact on our future operations include:

● environmental hazards;

● mining and processing equipment failures and unexpected maintenance problems;

● inclement or hazardous weather conditions and natural disasters or other force majeure events;

● seismic activities, ground failures, rock bursts or structural cave-ins or slides;

● delays in moving our mining equipment;

● railroad delays or derailments;

● security breaches or terroristic acts; and

● other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations with the other parties to our strategic alliances or result in substantial loss to us or such partners as a result of claims for:

● personal injury or loss of life;

● damage to and destruction of property, natural resources and equipment;

● pollution, contamination and other environmental damage to our properties or the properties of others;

● potential legal liability and monetary losses;

● regulatory investigations, actions and penalties;

● suspension of our operations; and

● repair and remediation costs.

Although we maintain insurance for a number of risks and hazards, we may not be insured or fully insured against the losses or liabilities that could arise from a significant accident in our future operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay future dividends to our common stockholders.

10

We may be unsuccessful in integrating the operations of any future acquisitions, including acquisitions involving new lines of business, with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business. The assets and businesses we acquire may be dissimilar from our initial lines of business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. We may also add new lines of business to our existing operations. Acquisitions and business expansions involve numerous risks, including the following:

● difficulties in the integration of the assets and operations of the acquired businesses or lines of business;

● inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas;

● the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; and

● the diversion of management’s attention from other operations.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If an acquired business or new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be materially adversely affected.

11

If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional Common Stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

● our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

● our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

● we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

● our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service any future debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

12

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We may face restricted access to international markets in the future.

Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

13

Risks associated with market concentration and our ability to sell and deliver products into existing and future key markets, impacting our economic efficiency.

We rely on the sale and delivery of the commodities we produce to customers around the world. Changes to laws, international trade arrangements, contractual terms or other requirements and/or geopolitical developments could result in physical, logistical or other disruptions to our operations in, or the sale or delivery of our commodities to, key markets. These disruptions could affect sales volumes or prices obtained for our products, adversely impacting our financial performance, results of operations and growth prospects.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our products.

Transportation logistics will play an important role in allowing us to supply our partners’ products to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport their products could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply our future partners’ products to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of minerals and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, and fluctuations in the price of locomotive diesel fuel and demurrage, could make our partners’ products less competitive, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows to our stockholders.

Risks Related to Environmental, Health, Safety and Other Regulations

The operations of our strategic alliance counterparts may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

The operations of our strategic alliance counterparts currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that counterparts to our strategic alliances operate, as well as at sites that they previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

14

Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. It is possible that our strategic alliance counterparts may be the target of such activism in the future, including when we attempt to grow our business through acquisitions, when our strategic alliance counterparts commence new mining operations or register our securities with the SEC. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

Our future strategic alliance counterparts’ mines are subject to stringent foreign, federal and state safety regulations that increase their cost of doing business at active operations and may place restrictions on theirs or our methods of operation. Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability. In addition, government inspectors in certain circumstances may have the ability to order the mining operations of our strategic alliance counterparts to be shut down based on safety considerations.

Federal, state, local and foreign mining regulations are routinely expanded, changed, applied or interpreted in manners which could fundamentally alter the ability of our Company to carry on our business, by raising compliance costs and increasing potential liability. This and other future mine safety rules could potentially result in or require significant expenditures by our strategic alliance counterparts, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that current, new or proposed statutes, regulations and policies will have on the operating costs of our strategic alliance counterparts, but any expansion of existing regulations, or making such regulations more stringent may inadvertently have a negative impact on the profitability of our operations.

15

Our business model may result in various legal proceedings, which may have an adverse effect on our business.

Due to the nature of our business, at times we may be involved in legal proceedings incidental to our normal business activities. We will not be able to predict the outcome, and there is always the potential that the costs of litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

A resurgence of COVID-19 or a new pandemic may have a negative impact on our business.

A resurgence of COVID-19 or a new pandemic could present a significant and unforecastable risk to the Company and our business plan. Any restrictions on national and international travel, required closures, travel and import/export restrictions, and sipping impacts may make made it increasingly difficult to carry out normal business activities related to corporate finance efforts, the pursuit of new customers for the Company’s products and services and curtailment of delivery of commodities to customers. As a result, a resurgence of the COVID-19 pandemic or a new pandemic will almost certainly increase risks of lower revenues and higher losses for the Company.

Risks Related to this Offering and Our Common Stock

Trading on the OTC Pink Market may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their shares.

Our Common Stock is quoted on the OTC Pink Market operated by OTC Markets Group Inc. Trading in stock quoted on the OTC Pink Market is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTC Pink Market is not a stock exchange, and trading of securities on the OTC Pink Market is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

16

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 1,000,100,000 shares, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred Stock. The Board has the authority to approve additional share issuances, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of the Company in the future.

An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile and/or decrease substantially as a result of the sale of the shares.

Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

17

The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Common Stock;

●	sales of our Common Stock by us or underwriters or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

18

The Series A Super-Voting Preferred stockholders will have the ability to direct the voting of a majority of the voting power of our Common Stock, and their interests may conflict with those of our other stockholders.

The Series A Super-Voting Preferred stockholders will hold a voting control equivalent to approximately 66.36% of our Common Stock, making us a controlled company since the Series A Super-Voting Preferred stockholder will continue to own a majority of the voting power of shares eligible to vote in the election of our directors.

As a result, the Series A Super-Voting Preferred stockholders will be able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Common Stock will be able to affect the way we are managed or the direction of our business. The interests of the Series A Super-Voting Preferred stockholders with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. The Series A Super-Voting Preferred stockholders’ concentration of voting control may also adversely affect the trading price of our Common Stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Common Stock.

We are an “emerging growth company” under the federal securities laws and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

19

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our articles of incorporation authorize the issuance of 1,000,100,000 shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred stock, both with a par value of $0.001. If we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is quoted on the OTC Pink Market under the symbol “MTWO”. However, there has been minimal reported trading to date in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price, our securities. This severely limits the liquidity of the Common Stock and may adversely affect the market price of our Common Stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using Common Stock as consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) and any prospectus supplement contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors,” beginning on page 5 of this prospectus. The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our Common Stock began trading on the OTC Pink Market under the symbol “INKI.” On June 8, 2023, our stock symbol changed to “MTWO”. You should be aware that over-the-counter market quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The high and low bid quotations for our shares of our Common Stock for the quarterly periods our stock traded within the two most recent fiscal years and the fiscal quarters of our current fiscal year are (prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions):

	High	Low
Fiscal 2021
Quarter ended September 30, 2021	$0.04	$0.04
Quarter ended December 31, 2021	$0.04	$0.04
Fiscal 2022
Quarter ended March 31, 2022	$1.10	$0.04
Quarter ended June 30, 2022	$1.10	$1.10
Quarter ended September 30, 2022	$1.10	$1.10
Quarter ended December 31, 2022	$1.10	$1.10
Fiscal 2023
Quarter ended March 31, 2023	$1.10	$1.10
Quarter ended June 30, 2023	$1.10	$1.10
Quarter ended September 30, 2023	$1.10	$1.10

Holders

As of December 7, 2023, there were approximately 89 stockholders of record holding 506,961,668 shares of our Common Stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. Additionally, there are no redemption or sinking fund provisions applicable to our Common Stock.

20

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We presently intend to retain all earnings to implement our business plan. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

OUR BUSINESS

Our Vision

Our vision is to develop a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio would provide an integrated solution to the challenges facing the critical minerals and materials industry.

The Global Energy Transition

Renewable energy is expected to overtake coal by 2025 as the world’s largest source of electricity.3 The growth in renewable energy is exponential.

In the U.S., the Secretary of Energy pursuant to authority under the Energy Act of 2020 determines the list of critical minerals and materials. The final 2022 list of critical minerals includes the following 50 minerals Aluminum, antimony, arsenic, barite, beryllium, bismuth, cerium, cesium, chromium, cobalt, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lithium, lutetium, magnesium, manganese, neodymium, nickel, niobium, palladium, platinum, praseodymium, rhodium, rubidium, ruthenium, samarium, scandium, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, vanadium, ytterbium, yttrium, zinc, and zirconium.4

The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent. The future of the nation’s economic security and our national defense industry is reliant on an uninterrupted supply chain of minerals and metals.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets of wind turbines and electric motors. An unstable supply of these minerals threatens the continued growth of renewable energy.

The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison.5

Figure 1: Energy Storage Minerals

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2.6

3 “The Clean Energy Future is Arriving Faster Than You Think,” NY Times, August 12, 2023

4 energy.gov/cmm/what-are-critical-materials-and critical-minerals.

5 Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”

6 “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023; https://www.nature.com/articles/d41586-023-02330-0#:~:text=Elements%20such%20as%20rare%2Dearth,China%27s%20dominance%20over%20their%20production

21

Figure 2: Sources of Minerals

The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table as Figure 3 depicts the current level of foreign sources for critical minerals by industry.7

Figure 3: Critical Minerals List Associated with Key Industries

7 U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023,

https://pubs.usgs.gov/periodicals/mcs2023/mcs2023.pdf

22

Our Organizational Chart

It is currently anticipated that M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L will be led by a vice president, who will work with a management team focused on implementing and building each effort into a business line, taking advantage of federal and state incentives, and building its own profit and loss contributions to the overall organization. The vice presidents will report to the president/chief executive officer of the Company. M2i business development will be a cross-functional discipline whose responsibilities cut across the organization. M2i will establish a finance department, staffed by a Director of Finance and Controller to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

M2i Primary Minerals & Metals

The primary business purpose of M2i PMM will be to develop and supply the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners. M2i PMM will supply the 50 critical minerals and Rare Earth Elements (“REE”) as defined by the U.S. Geologic Survey 2022. These minerals will be sourced globally from mines adhering to ethical extraction principles and guidelines.

Strategic Alliances

The Company expects to enter several strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our JVs, will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

23

Currently, we are in negotiations with Reforme Group (“Reforme”), an Australian mining and recycling company to enter into a strategic alliance agreement (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2i Aust”) to source and trade critical metals and strategic minerals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain and contributing to the global energy transformation. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technology and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate bodies for any critical metals and strategic minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The JV has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company expects it subsidiary, U.S. Minerals and Metals Corp., to assign to it two contracts with Lyons Capital, LLC. On February 23, 2023, U.S. Minerals and Metals Corp. and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to U.S. Minerals and Metals Corp. for a term of 10 years (the “BDA”). Lyons will receive, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of U.S. Minerals and Metals Corp.’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and Minerals and Metals Corp. also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”). In the WSCA, Lyons agreed, for a term of 5 years, to provide U.S. Minerals and Metals Corp. with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of U.S. Minerals and Metals Corp.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

M2i Recycled Minerals &Metals

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

The defense supply chain presents a significant volume of critical metals that can be effectively recycled and reused. By tapping into this resource and establishing M2i as an efficient supplier of this service, we can capture a considerable market share. This opportunity arises from the fact that no recycling company, to our knowledge, has successfully accomplished this on a large scale thus far.

M2i Government and Industry Affairs

M2i Government and Industry Affairs is the business unit established with the goals of aligning U.S. policy in terms of industry requirements and national interests. The cornerstone of the value proposition of M2i GIA is the creation and management of the Strategic Minerals Reserve (“SMR”) in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals to mitigate the current and future vulnerabilities of this vital supply chain. We expect the SMR to augment or enhance the National Defense Stockpile.

M2i GIA will focus on two key efforts, the implementation of the SMR and the ongoing liaison with the government at the federal, state, and local levels. Critical to the success of the SMR will be the continuing dialogue with key congressional members. We have established congressional support in Nevada and are working to receive both an authorization in the annual National Defense Authorization Act, as well as, an appropriation of funding to enable the implementation of the SMR. M2i GIA also aims to establish a collaboration with Hawthorne Army Depot, located in Hawthorne, Nevada, to obtain the storage and administrative space to conduct a pilot demonstration.

The ongoing liaison with select members of the congressional contingent from Nevada will act to ensure that the SMR pilot retains the focus of each respective office. We expect that the conclusion of a successful pilot will lead to the establishment of the second phase of the SMR, which is to build out the SMR to multiple locations, and to stockpile critical minerals that would extend supply beyond the DOD industry to private sector industry organizations in the event of a disruption to the flow of critical minerals.

24

Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business. See “Management” for the biographies of our officers, directors and advisors.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to obtain government funding to meet this need.

Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas—there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability.

Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve anticipated costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no assurance the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

25

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451. The Company does not own any property or hold any leases.

LEGAL PROCEEDINGS

We know of no other material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any other material proceeding or pending litigation. There are no other proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of M2i Global, Inc., together with our annual audited financial statements as of November 30, 2022, and, 2021, and unaudited financial statements as of August 31, 2023, and the related notes included elsewhere in this prospectus. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Recently Issued Accounting Pronouncements

During the period ended August 31, 2023, and through the filing of this prospectus, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

All other new accounting pronouncements issued but not yet effective or adopted have been deemed not to be relevant to us, hence are not expected to have any impact once adopted.

Summary of Significant Accounting Policies

There have been no changes to the Summary of Significant Accounting Policies described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2023.

Liquidity and Capital Resources

At August 31, 2023, the Company had a cash balance of $44,914, as compared to a cash balance of $114 at November 30, 2022. The Company incurred negative cash flow from operations of $954,702 for the period ended August 31, 2023, as compared to negative cash flow from operations of $10,510 in the comparable prior year period. The increase in negative cash flows from operations was primarily from increased travel and professional fees during the current period as the Company shifted its focus and prepared to ramp up operations. Cash flows from investing activities during the periods ending August 31, 2023 and 2022 were zero and $6,310, respectively. Cash flows from financing activities during the periods ended August 31, 2023 and 2022 totaled $999,501 and $16,880, respectively. The increase was the result of $1,234,501in proceeds from the issuance of stock, $435,000 in payments for the purchase of treasury shares and increase in related party loan of $183,120. Going forward, the Company expects capital expenditures to increase significantly as operations are expanded pursuant to its current growth plans. The Company anticipates the requirement to raise significant debt or equity capital in order to fund future operations.

26

Results of Operations

Comparison of the Three Months Ended August 31, 2023 and 2022

For the three months ended August 31, 2023 and 2022, the Company’s revenues totaled $0, respectively. We anticipate the Company’s revenues in upcoming quarters may increase significantly as management attempts to implement the Company’s new business model.

For the three months ended August 31, 2023, our operating expenses increased to $1,446,398 compared to $23,364 for the comparable period in 2022. The increase of $1,423,034 was primarily driven by travel and professional fees associated with the shift in strategic focus and preparations for increased operations. We anticipate future operating expenses to increase with the expansion of operations, resulting in increased expenses related to compensation and professional fees.

Comparison of the Nine Months Ended August 31, 2023 and 2022

For the nine months ended August 31, 2023 and 2022, the Company’s revenues totaled $3,400 and $0, respectively. We anticipate the Company’s revenues in upcoming quarters may increase significantly as management attempts to implement the Company’s new business model.

For the nine months ended August 31, 2023, our operating expenses increased to $1,921,863 compared to $47,635 for the comparable period in 2022. The increase of $1,874,228 was primarily driven by travel and professional fees associated with the shift in strategic focus and preparations for increased operations. We anticipate future operating expenses to increase with the expansion of operations, resulting in increased expenses related to compensation and professional fees.

For the nine months ended August 31, 2023, other expenses totaled $95,066, compared to $0 in the comparable period in 2022. This increase in other expenses was primarily driven by impairment expenses in the current period. We anticipate our other expenses may increase as the Company could incur financing costs related to the expansion of its operations.

Comparison of the Years Ended November 30, 2022 and 2021

For the years ended November 30, 2022 and 2021, the Company’s revenues totaled $1,000 and $0, respectively.

For the year ended November 30, 2022, our operating expenses increased to $67,442 compared to $17,837 for the comparable period in 2021. The increase of $49,605 was primarily due to an increase of $49,000 in payroll expense.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Qualitative and Quantitative Disclosures about Market Risk.

We are a smaller reporting company and, therefore, we are not required to provide information required by this item.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures: Our management carried out an evaluation of the effectiveness and design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended (the Exchange Act). Based on that evaluation, our Chief Executive Officer has concluded that, at August 31, 2023, such disclosure controls and procedures were not effective.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that the information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management including our Chief Executive Officer and Interim Chief Financial Officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

27

Limitations on the Effectiveness of Controls: Our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our disclosure control system are met. Because of inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within a company have been detected. Our Chief Executive Officer has concluded, based on their evaluation as of the end of the period covered by this Quarterly Report that our disclosure controls and procedures were not sufficiently effective to provide reasonable assurance that the objectives of our disclosure control system were met.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the period ended August 31, 2023, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

In our annual report for the year ended November 30, 2022, we identified the following material weaknesses which are still applicable:

●	We do not have an audit committee
●	We did not implement appropriate information technology controls

Management plans to address these material weaknesses in the coming quarters.

In our annual report for the year ended November 30, 2022, we identified the following material weaknesses which are no longer applicable:

●	We did not maintain appropriate cash controls – the handling of cash and accounting functions have been segregated and bills require management approval prior to payment.
●	The Company lacks segregation of duties – beginning in May 2023, the Company began to improve internal controls by hiring additional resources to ensure appropriate review and oversight.

Critical Accounting Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with US GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had limited revenues and incurred losses during the period ended August 31, 2023 and year ended November 30, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

28

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Doug Cole

Mr. Cole, age 67, is Executive Chairman and Chief Financial Officer of M2i Global, Inc. Doug brings over 39 years of experience in sales, marketing, and leadership roles, having run over 8 companies, both public and private. He has focused all his time on global development of startup companies and turnarounds. He has been involved with raising millions of dollars for his companies and numerous M&A work. As a private and public chairman, CEO, and board member, he has expanded every company he has been involved with, leveraging relationships globally. He has spoken at many major industry conferences throughout his career.

Prior to M2i, Doug was Chairman and CEO of American Battery Metals Corporation (ABML) from 2017 to 2021, where he orchestrated a successful turnaround that resulted in a high of a $2 billion market capitalization. Mr. Cole led the transition from a lithium exploration and development company to a lithium asset and lithium-ion battery metal recycling company and left the company in August of 2021. He was a Partner overseeing all ongoing deal activities with Objective Equity LLC from 2005 through 2016, a boutique investment bank focused on the high technology, data analytics and the mining sector.

Since 1977, Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995, Mr. Cole was honored by New Enterprise Associates, a leading venture capital firm, as CEO of the year.

Since 1982 he has been very active with the University of California, Berkeley where he mentors early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

Jeffrey W. Talley

Lieutenant General (Ret) Jeffrey W. Talley, age 64, is President and CEO of U.S. Minerals and Metals Corporation. Jeff is an accomplished senior executive and proven leader with experience in large-scale organizations, public private partnerships, national & cyber security, environmental & energy sustainability, disaster emergency management, infrastructure resilience, data analytics & technology, R&D, and higher education. Jeff’s career consists of a portfolio of academic, business, and government experiences.

Prior to assuming his role, he served as President and CEO of The P3i Group, which he founded in 2020, providing senior management consulting to clients, with emphasis on the application of P3s to solve complex problems and create new opportunities. Prior to The P3i Group, Jeff served as Vice President and Global Fellow at IBM from 2017 thru 2020, IBM’s Global Government Industry practice, advising senior leadership on strategic issues to include emerging markets, business development, and acquisitions.

29

Jeff’s board experience includes serving as Chairman of the Board of Directors for BluMetric Environmental, a Canadian environmental consulting and water cleantech company, from March 2019 until July 2023. Jeff also served as a Member of the Board of Directors of the Environmental and Energy Study Institute, a 501(c)(3) non-profit organization focused on advancing science-based solutions for climate change, energy, and environmental challenges, from September 2019 until April 2023.

Jeff’s military career included duty in the U.S., Korea, Kuwait, and Iraq, culminating in 2012 when he was appointed to the rank of Lieutenant General and to a four-year term as the Chief of Army Reserve (USAR) & Commanding General of the U.S. Army Reserve Command (USARC). The USAR and USARC is an organization of over 215,000 Soldiers/civilians, 134 general officers/executives, an annual operating budget of $9B, and activities in over 30 countries, including all states/territories. He has received numerous medals/awards, including two Army Distinguished Medals and three Bronze Star Medals. He retired from the military in 2016 and was recognized by the U.S. Senate on June 28, 2016 with “Tribute to Lieutenant General Jeffrey W. Talley”, as reflected in the congressional record. On April 28, 2023, he was awarded the Gold de Fleury Medal for “inspirational leadership to the Nation and the U.S. Army Engineer Regiment.”

Jeff’s academic positions held are: Assistant Professor, Associate Professor, Professor, Department Chair, Endowed Chair, Institute Director, Adjunct Professor, Advanced Leadership Fellow, Scholar-in-Residence, and Professor of the Practice, with appointments at the University of Notre Dame, Southern Methodist University, The Johns Hopkins University, Harvard University, and University of Southern California.

Jeff holds a Ph.D. from Carnegie Mellon University, an Executive M.B.A. from the University of Oxford, an M.S.E. from The Johns Hopkins University, an M.L.A. from Washington University in St. Louis, an M.S.S. from the U.S. Army War College, an M.A. from Assumption College, and a B.S. from Louisiana State University. He is a registered Professional Engineer (P.E.), a Board-Certified Environmental Engineer (BCEE) in Sustainability, and a Diplomate, Water Resources Engineer (D.WRE).

Dhruv Gulati

Dhruv Gulati, age 61, leads M2i Corporation’s business development and revenue generation pursuits, focusing on securing profitable and strategic offtake contracts with US and other partner country private and public enterprises. Prior to joining M2i in December of 2022, he led the Business Development - Strategic Partnerships: US and International Ventures for American Battery Technology Company (ABTC), based in Reno, Nevada, from April 2021 thru March 2022. The primary focus of ABTC was Lithium Ion Battery Recycling & the development of Lithium extraction technology. Prior to ABTC, Dhruv served as the Senior Client Executive for CMI/Solutions based in Cotati, California, providing consulting and system integration services.

Since 2006, Dhruv has also served as Managing Director and Founder of Double G Holdings LLC based in Petaluma, California, focusing on real estate development and home construction in Nicaragua.

30

Alberto Rosende

Major General (Ret) Alberto “Al” Rosende, age 61, leads M2i’s business operations and integration efforts, ensuring efficient operations across M2i’s business units, as well as driving the effective and timely integration of new entities, focusing on realizing planned revenue and operational contributions to M2i, optimizing M2i’s growing economies of scale. Al also leads the M2i Government & Policy P&L, strengthening our relationships with federal, state, and local governmental entities, agencies and departments to facilitate the creation of Public Private Partnerships (P3). Special focus is on the creation of a national Strategic Mineral Reserve similar in scope and operation to the federal government’s Strategic Petroleum Reserve.

Al has over 37 years of command and operational experience in the Army. In his private sector career, Al spent 28 years in the global payments industry, where he worked for two of the largest global payment brands in a variety of responsibilities, providing operational and risk management consulting services to client banks and payment processors operating in the Latin America and Caribbean Region.

Al retired from the U.S. Army in December of 2021 with over 37 years of service, after spending the last four plus years serving in a full-time capacity. After transitioning from the Army, he returned to work in the payments industry as a consultant, serving as President of Emerg-Int Group, which he founded in 2016. He served as Head of Cards & Payments for Hi Americas during the period of March 2022 to July 2022, an early wage access start-up firm and subsidiary of Hi-UK. Al also provided consulting services to Axyde Analytics, responsible for customer support for key clients during the period of August 2022 thru February 2023. Since January 2023, Al has served as a Senior Instructor for the Next Leadership Academy (since January 2023).

Al holds a BS in Business Administration from Nova Southeastern University, an MS in National Resource Strategy from the National Defense University, and an MA from The George Washington University in Education and Human Development.

Doug Kunnel

Doug Kunnel, age 65, has over 35 years of experience in leading and growing innovative technologies and recycling enterprises. For the past 20 years, Mr. Kunnel has a successful record of accomplishment in building and operating multifaceted recycling companies. He has a vast knowledge and network of strategic partners key for achieving strategic growth/sales initiatives and partnership development.

Mr. Kunnel was the founder, owner and CEO of Arrow Recycling Solutions. An enterprise founded in 1998 that focused predominately on major industrial manufacturing accounts with an emphasis on improved industrial collecting systems, while developing alternative Environment, Health, and Safety (EH&S) services and on-sight shop maintenance services. Operations were developed to enhance transaction/reporting transparency and vertical market integration. Mr.

Kunnel was employed by Arrow Recycling Solutions until its sale in 2018. Until his hiring at M2i, Mr. Kunnel was retired.

With annual revenues reaching $28M and over 60+ Employees, Mr. Kunnel built an infrastructure consisting of large balers, process equipment, a fleet of 15 trucks, and a complete range of support equipment. He also was co-inventor of modern technology for a patented inventory monitoring system.

31

Family Relationships

There are no family relationships with any of the executive officers or directors of the Company and the above referenced individual. Other than as set forth in the Agreement, there are no arrangements or understandings between the above referenced individual and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Election of Directors and Officers

All of our directors will hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our Company are appointed by our Board and hold office until their death, resignation or removal from office.

Legal Proceedings

We know of no material proceedings in which any of our directors, officers, affiliates or any stockholder of more than 5% of any class of our voting securities, or any associate thereof is a party adverse or has a material interest adverse to M2i or its subsidiaries. To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

32

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is a “code of ethics” as defined by applicable rules of the SEC. The Code of Ethics is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002, or “SOX”, and is specifically applicable to our principal executive officer, principal financial and accounting officer and controller or persons performing similar functions. Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	ethical and fair dealing with our financial institutions, suppliers, vendors, competitors, agents and employees;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	lawful and ethical conduct when dealing with public officials and government entities;

●	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the code; and

●	accountability for adherence to the Code of Ethics.

If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Director Independence

Currently, we do not have an audit, nominating, or compensation committee or committees performing similar functions. Upon listing on a U.S. national exchange, we will create an audit, nominating and compensation committee and we will adopt their requisite charters. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors.

Our board of directors has determined that it does not have a member of its audit committee who qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

From inception to present date, we believe that the members of our audit committee and the Board have been and are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

We do not have a standing compensation or nominating committee, but our entire Board act in such capacity. We believe that our directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our directors do not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the Board. In addition, we believe that retaining additional independent directors who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

33

Board Meeting Attendance

Our Board will hold at least one meeting in fiscal year 2023. During such formal meetings, all directors will be in attendance. All proceedings of the Board will be conducted either at such formal meetings and evidenced by way of minutes of such proceedings or by way of resolutions consented to in writing by all the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

It is our policy to invite directors to attend the meeting of stockholders.

Nomination Process

There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors. As of August 31, 2023, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our Board. Our Board does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our Board has determined that it is in the best position to evaluate our Company’s requirements as well as the qualifications of each candidate when the Board considers a nominee for a position on our Board. If shareholders wish to recommend candidates directly to our Board, they may do so by sending communications to the president of our Company at the address on the cover of this registration statement.

Committees of the Board of Directors

Due to our relatively small size, we currently do not have an audit, nominating or compensation committee or committees performing similar functions. There are no policy or procedure requirements for shareholders to submit recommendations or nominations for directors.

The entire Board will annually review its size and expertise to determine if any additions are necessary to accomplish the Company’s goals. The Company will ensure it complies with national exchange listing requirements by adding independent directors when the directors deem it in the best interest of the Company.

Board Leadership Structure and Role in Risk Oversight

Our Board is currently led by Doug Cole. We have determined that the leadership structure of our board of directors is appropriate, especially given the early stage of our development and the size of our Company. Our Board provides oversight of our risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal, and strategic risks and mitigation strategies for such risks.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. Doug Cole, Executive Chairman of the Board and Chief Financial Officer, in the prior fiscal year participated in deliberations of our Board concerning executive officer compensation.

34

EXECUTIVE COMPENSATION

The following table sets forth all compensation received during the years ended November 30, 2021 and 2022 by our Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers whose total compensation exceeded $100,000 in such fiscal year. These officers are referred to as the “named executive officers” in this registration statement. Our executive officers dedicate 100% of their work efforts to managing and operating the business of the Company. Compensation for the executive officers of the Company will be negotiated between each executive officer and the Board taking into consideration the successful completion of the Company’s milestones and such executive officer’s contributions to such milestones and the Company’s success in general.

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal years ended November 30, 2021 and 2022; and

Name and Principal Position	Year	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Doug Cole	2021	-	-	-	-
Chief Executive Officer, Executive Chairman and Chief Financial Officer	2022	-	-	-	-

Jeffrey W. Talley	2021	-	-	-	-
President and Chief Executive Officer of U.S. Minerals and Metals, Corporation.	2022	-	-	-	-

Ioanna Kallidou	2021	-	-	49,000	49,000(1)
Former President	2022	-	-	-	-

(1)	Consists of $35,000 salary and $14,000 bonus.

35

Agreements with Named Executive Officers

M2i and its subsidiaries entered into new agreements or amended existing agreements with its named executive officers. A summary of the compensation provided under such agreement is as follows:

1.	on December 1, 2022, Jeffrey W. Talley and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Talley agreed to serve as president and chief executive officer of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Talley is entitled to a consulting payment of $41,666.67 per month. His additional bonuses are determined by the Board of Directors.

2.	On January 23, 2023, Douglas Cole and U.S. Minerals and Metals Corporation entered into a business development agreement where Mr. Cole agreed to serve as a Senior Strategic and Business Development Advisor for a term of 10 years to U.S. Minerals & Metals Corporation. For his services, Mr. Cole will receive, on January 2, 2024, and on the first business day of each year thereafter until and including the first business day of January 2033, 10,000,000 shares of the U.S. Minerals & Metals Corporation’s common stock, par value $.0001, as they may be adjusted from time to time on account of splits, consolidations, dividends and similar changes in exchange for a purchase price of $1,000.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our executive officers, except that our executive officers may receive stock options at the discretion of our board of directors.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during our fiscal year ended November 30, 2022.

Compensation Plans

As of November 30, 2022, we did not have an equity compensation plan in place.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of November 30, 2022:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Doug Cole		-	-	$-	-	-	-	-	-

Jeffrey W. Talley		-	-	$-	-	-	-	-	-

Compensation of Directors

The following compensation was provided to the directors of M2i who are not also named executive officers during the fiscal year ended November 30, 2022:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($) Total ($)
Doug Cole	-	-	-	-	-	-

36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 7, 2023 regarding the beneficial ownership of our Common Stock by (i) those persons who are known to us to be the beneficial owner(s) of more than 5% of our Common Stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group and of our preferred stock. Except as otherwise indicated, the beneficial owners listed in the tables below possess the sole voting and dispositive power in regard to such shares and have an address of c/o M2i Global, Inc885 Tahoe Blvd. Incline Village, NV 89451. As of December 7, there were 514,333,691 shares of our Common Stock outstanding. As of December 7, there were 100,000 shares of preferred stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

Beneficial Ownership of Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer*	0	(1)	*	%
Jeffrey W. Talley, President & Chief Executive Officer of U.S. Minerals and Metals Corporation*	0	(2)	*	%
Dhruv Gulati*	0	(3)	*	%
Alberto Rosende*	0	(4)	*	%
Doug Kunnel*	1,000,000		*	%
Directors and Executive Officers as a Group (6 persons)	1,000,000		*	%

*	Represents ownership of less than 1%
(1)	This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014 or Mr. Cole’s 100,000 shares of preferred stock. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.
(2)	This does not include 50,000,000 shares of Common Stock beneficially owned by The Talley Family Revocable Trust. Mr. Talley does not have any control over the trust, including no voting power and no power to dispose of the shares.
(3)	This does not include 15,000,000 shares of Common Stock beneficially owned by The Dhruv Gulati 2015 Living Trust.
(4)	This does not include 4,000,000 shares of Common Stock beneficially owned by Rosende Quattro LLC of which Mr. Rosende is the managing member.

Beneficial Ownership of Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	100,000	(1)	100%
Directors and Executive Officers as a Group (1 person)	100,000		100%

(1)	Mr. Cole holds 100,000 shares of preferred stock. This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.

37

RELATED PARTY TRANSACTIONS

During May 2023, the Company’s former CEO, Ioanna Kallidou, forgave liabilities totaling $146,593 consisting of accrued payroll and a related party loan. As a result of the forgiveness, a contribution was recorded to additional paid in capital during May 2023. As of May 31, 2023, no balances due to Ioanna Kallidou were outstanding.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 1,000,100,000 shares of Common Stock, par value $0.001 per share, and 100,000 shares of Series A Super-Voting Preferred stock. As of December 7, 2023, there were 514,333,691 shares of our Common Stock outstanding, and 100,000 shares of our Series A Super-Voting Preferred stock outstanding.

Common Stock

We are authorized to issue up to a total of 1,000,000,000 shares of Common Stock, par value $0.001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock.

The holders of shares of our Common Stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal.

Preferred Stock

We are authorized to issue up to a total of 100,000 shares of Series A Super-Voting Preferred stock, par value $0.001 per share. Holders of our Series A Super-Voting Preferred stock are entitled to vote on the basis of ten-thousand (10,000) votes per share.

38

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

39

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and

●	the requirement that a special meeting of stockholders may be called only by either (i) the Chairman; (ii) the President; (iii) Chief Executive Officer, (iv) the Board; or (v) the sole stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company, a Securitize company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, and its telephone number is (800) 401-1957.

Stock Market Quotation

Our Common Stock is currently quoted on the OTC Pink Market under the symbol “MTWO”.

40

Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

The expenses of directors, officers, employees or agents of the company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

41

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders. For additional information regarding the issuances of shares of Common Stock to the selling stockholders, see “Recent Developments” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock or in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and Ither information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock, as of December 7, 2023.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of the number of shares of Common Stock issued to the selling stockholders pursuant to securities purchase agreements. The fourth column assumes the sale of all shares offered by the selling stockholders pursuant to this prospectus.

The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Casey E. Cole and Kate Crowle	10,000,000	10,000,000	(1)	-	-
Cole Family Trust of 2014	10,000,000	10,000,000	(2)	-	-
Congregation Boro Minyan	24,999,000	24,999,000	(3)	-	-
Darrin M. Ocasio	24,999,000	24,999,000	(4)	-	-
J Nine Capital Partners LLC.	18,000,000	18,000,000	(5)	-	-
Lyons Capital LLC	49,999,000	49,999,000	(6)	-	-
Mayfair Global Advisors LLC	1,000,000	1,000,000	(7)	-	-
Neill Barrett and Kelli Barrett	10,000,000	10,000,000	(8)	-	-
Yeshivas Lev Simcha	100,000	100,000	(9)	-	-
Werdiger Family Foundation	400,000	400,000	(10)	-	-
David Lyons	197,338	197,338	(11)	-	-
Rocklynn Entertainment	100,000	100,000	(12)	-	-
The Cole Family Revocable Trust	70,000,000	70,000,000	(13)	-	-
Tikvah Lyesomin	24,999,000	24,999,000	(14)	-	-
Alan Gaines	200,000	200,000	(15)	-	-
A.G.P. / Alliance Global Partners	80,000	80,000	(16)	-	-
Alex Barrientos	60,000	60,000	(17)	-	-
Alex Gurvetch	1,333,334	1,333,334	(18)	-	-
Anders De Jounge	50,000	50,000	(19)	-	-
Angel Rush GP	4,000,000	4,000,000	(20)	-	-
Banner Public Affairs LLC	15,000,000	15,000,000	(21)	-	-
Cierra Thiederman	200,000	200,000	(22)	-	-
Clear Think Capital Partners	20,000,000	20,000,000	(23)	-	-
David Bocchi	60,000	60,000	(24)	-	-
David Bruce Batstone	200,000	200,000	(25)	-	-
David M. Winfield	50,000	50,000	(26)	-	-
David P. Nemecek Jr.	4,000,000	4,000,000	(27)	-	-
Dhruv Gulati 2015 Living Trust	15,000,000	15,000,000	(28)	-	-
Doug Kunnel	1,000,000	1,000,000	(29)	-	-
Douglas MacLellan	200,000	200,000	(30)	-	-
Douglas MacLellan	166,667	166,667	(31)	-	-
EAS Advisors LLC	200,000	200,000	(32)	-	-
Firestone Beneficiaries Trust	100,000	100,000	(33)	-	-
Gerrow D. Mason	100,000	100,000	(34)	-	-
Gibborim Advisors LLC	40,000	40,000	(35)	-	-
Greywood Investments LLC	200,000	200,000	(36)	-	-
Harbourshore Pty Ltd	200,000	200,000	(37)	-	-
Jeffrey Maller	100,000	100,000	(38)	-	-
John E. Cole	200,000	200,000	(39)	-	-
Jon Najarian	1,000,000	1,000,000	(40)	-	-
Magic Johnson Foundation	50,000	50,000	(41)	-	-
Martha Boneta	50,000	50,000	(42)	-	-
Michael L. Sander	25,000	25,000	(43)	-	-
Nick Copping	50,000	50,000	(44)
Peter O’Rouke	25,000	25,000	(45)
Reforme Group Investments Pty Ltd.	25,000,000	25,000,000	(46)
Reggie Jackson	50,000	50,000	(47)
Rosende Quattro LLC	4,000,000	4,000,000	(48)

42

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Sim Farar	100,000	100,000	(49)
Simcha Lyons	5,000,000	5,000,000	(50)
Steve Firestone Living Trust	100,000	100,000	(51)
Talley Family Revocable Trust	50,000,000	50,000,000	(52)
Vista Asset Management LLC	1,000,000	1,000,000	(53)
Not For Sale Fund (dba Not For Sale)	1,000,000	1,000,000	(54)	-	-
Just Business Management LLC	4,000,000	4,000,000	(55)
SUNSHINE AND RAIN ASSET MANAGEMENT IRREVOCABLE TRUST	100,000	100,000	(56)
Innovation Investments, LLC	200,000	200,000	(57)	-	-
Extreme Extraction Pty Ltd	1,000,000	1,000,000	(58)	-	-
Novaterra Institute Ltd	2,000,000	2,000,000	(59)	-	-
Lorna Seals	200,000	200,000	(60)	-	-
William Hunter	200,000	200,000	(61)	-	-
William Richardson	1,000,000	1,000,000	(62)	-	-
Congregation Ahavas Tzedaka Vchesed	10,000,000	10,000,000	(63)	-	-
Ellis International LP	1,000,000	1,000,000	(64)	-	-
Oliver SPV Holdings LLC	1,150,000	1,150,000	(65)	-	-
Oliver SPV Holdings LLC	24,000,000	24,000,000	(66)	-	-
Clear Think Capital Partners	2,000,000	2,000,000	(67)	-	-
ESE Holdings LLC	1,000,000	1,000,000	(68)	-	-
FLOC LLC	500,000	500,000	(69)
Greg Cullen	1,000,000	1,000,000	(70)
Maurice J. Bernet III	1,500,000	1,500,000	(71)
Mayer and Associates LLC	1,500,000	1,500,000	(72)
Ontario INC	2,000,000	2,000,000	(73)
Ron V. Franco	1,000,000	1,000,000	(74)
SCI Inc.	1,000,000	1,000,000	(75)
Steven Grossman	500,000	500,000	(76)
The Hewlett Fund LP	2,500,000	2,500,000	(77)
Theodore H. Swindells	1,000,000	1,000,000	(78)
Carbeau LLC	175,000	175,000	(79)
Charcoal HM Family LTD Partnership	666,666	666,666	(80)
Dr. Craig Loucks, Big Sky Private Equity LLC	166,663	166,663	(81)
Frank O. Monti	50,000	50,000	(82)
Anthony Martone	70,000	70,000	(83)
Johnathan Cohn	500,000	500,000	(84)

43

1.	The address for Casey E. Cole and Kate Crowle is 469 Manzanita Drive, Orinda, CA 94563.
2.	The address for Cole Family Trust of 2014 is P.O. Box 6978, Moraga, CA, 94556.
3.	The address for Congregation Boro Minyan is 7239 San Salvador Dr., Boca Raton, FL 33433.
4.	The address for Darrin M. Ocasio is 2 River Terrace, New York, NY, 10282.
5.	The address for J Nine Capital Partners LLC is 300 West 41st Street, Suite 202, Miami Beach, FL 33140.
6.	The address for Lyons Capital LLC is 7239 San Salvador Dr., Suite 100, Boca Raton, FL, 33433.
7.	The address for Mayfair Global Advisors LLC is 225 West 83rd Street, Suite 3Q, New York, NY 10024 USA.
8.	The address for Neill Barrett and Kelli Barrett is 172 Lombardy Lane, Orinda, CA 94363.
9.	The address for Yeshivas Lev Simcha is 21065 Powerline Rd., Suite 55, Boca Raton, FL 33433.
10.	The address for Werdiger Family Foundation is 1412 Broadway, 18th Floor, New York, NY 10018.
11.	The address for David Lyons is 405 Barrett Rd, Lawrence, NY 11559.
12.	The address for Rocklynn Entertainment is 1234 59th Street, Brooklyn, NY 11219.
13.	The address for The Cole Family Revocable Trust is 1913 Street, Andrews Drive, Moraga, CA 94556.
14.	The address for Tikvah Lyesomin is 6010 New Utrecht Ave, Brooklyn, NY 11230.
15.	The address for Alan Gaines is 621 Ordrich Place, Las Vegas, NV 89145.
16.	The address for A.G.P./Alliance Global Partners is 590 Madison Ave, 28th Floor, New York, NY 10022.
17.	The address for Alex Barrientos is 590 Madison Ave, 28th Floor, New York, NY 10022.
18.	The address for Alex Gurvetch is 177 West Putnam Ave, Greenwich, CT 06831.
19.	The address for Anders De Jounge is 1534 Plaza Lane, #334, Burlingame, CA 94010.
20.	The address for Angel Rush GP is 171 Main Street, Suite 245, Los Altos, CA 94022.
21.	The address for Banner Public Affairs LLC is 8000 Martland Ave, Suite 1120, Clayton, MO 63105.
22.	The address for Cierra Thiederman is P.O. Box 452, Tahoe City, CA 96145.
23.	The address for Clear Think Capital Partners is 851 Broken Sound Parkway, Suite 280, Boca Raton, FL 33487.
24.	The address for David Bocchi is 590 Madison Ave, 28th Floor, New York, NY 10022.
25.	The address for David Bruce Batstone is PO Box 236 Crystal Bay NV 89402 USA.
26.	The address for David M. Winfield is 2235 Stratford Circle Los Angeles CA 90077 USA.
27.	The address for David P. Nemecek Jr. is 1800 Washington ST., APT 613 San Francisco CA 94109 USA.
28.	The address for Dhruv Gulati 2015 Living Trust is 46 La Cresta Drive Petaluma CA 94952 USA.

44

29.	The address for Doug Kunnel is 9 Avenida Daroca Trabuco Canyon CA 92679 USA.
30.	The address for Douglas MacLellan is 54260 Dark Star Dr. La Quinta CA 92253 USA.
31.	The address for Douglas MacLellan is 54260 Dark Star Dr. La Quinta CA 92253 USA.
32.	The address for EAS Advisors LLC is 750 Lexington Ave, 23rd Fl New York NY 10022 USA.
33.	The address for Firestone Beneficiaries Trust is 136 West Canon Perdido Street, Suite 102 Santa Barbara CA 93101 USA.
34.	The address for Gerrow D. Mason 1700 Busha Hwy Marysville MI 48040 USA.
35.	The address for Gibborim Advisors LLC is Gibborim Advisors, LLC 15841 Corintha Terrace Delray Beach FL 33446 USA.
36.	The address for Greywood Investments LLC is 217 East 49th Street New York NY 10017 USA.
37.	The address for Harbourshore Pty Ltd is 9 Edward Street Cottesloe Western Australia 6011 AUS.
38.	The address for Jeffrey Maller is 4221 Wilshire Blvd. Suite 355 Los Angeles, CA 90010 USA.
39.	The address for John E. Cole is 2013 Kittridge Dr. Virgina Beach VA 23456 USA.
40.	The address for Jon Najarian is 2042 North Orleans Street Chicago IL 60614 USA.
41.	The address for Magic Johnson Foundation is 9100 Wilshire Blvd, 700 East Tower Beverly Hills CA 90212 USA.
42.	The address for Martha Boneta is 2628 Five Oaks Rd., Vienna VA 22181 USA.
43.	The address for Michael L. Sander is 240 SE 2nd Avenue Suite 200 OR 97214 USA.
44.	The address for Nick Copping is 2783 Louis Court Lakeport CA 95453 USA.
45.	The address for Peter O’Rouke is 10232 Brittenford Dr., Vienna VA 22182 USA.
46.	The address for Reforme Group Investments Pty Ltd. Is Level 3, 16 Parliament Place West Perth WA 6005 (PO box 825) WA 6005, 6872 AUS.
47.	The address for Reggie Jackson is 760 West 16th Street, Suite i, Costa Mesa, CA 92626.
48.	The address for Rosende Quattro LLC is 7450 Hovingham, San Antonio TX 78257 USA.
49.	The address for Sim Farar is 15332 Antioch St #509 Pacific Palisades CA 90272 USA.
50.	The address for Simcha Lyons is 225 West 83rd Street, Suite 3Q New York NY 10024 USA.
51.	The address for Steve Firestone Living Trust is 136 West Canon Perdido Street, Suite 102 Santa Barbara CA 93101 USA.
52.	The address for Talley Family Revocable Trust is 5038 E Longshadow Trail Scottsdale AZ 85266 USA.
53.	The address for Vista Asset Management LLC is 6 Katrina Court Orinda CA 94562 USA.
54.	The address for Not For Sale Fund (dba Not For Sale)is 1930 Village Center Circle #3-19535 Las Vegas NV 89134 USA.
55.	The address for Just Business Management LLC is 1930 Village Center Circle #3-2127 Las Vegas NV 89134 USA.
56.	The address for SUNSHINE AND RAIN ASSET MANAGEMENT IRREVOCABLE TRUST is 201 E 5TH ST STE 716 SHERIDAN WY 82801 USA.
57.	The address for Innovation Investments, LLC is 5852 Pine Tree Drive Miami Beach FL 33140 USA.

45

58.	The address for Extreme Extraction Pty Ltd is 85 Silverleaf road Zuccoli NT 832 AUS.
59.	The address for Novaterra Institute Ltd is Suite 183, Level 6, 580 hay street Perth Western Australia 6000 AUS.
60.	The address for Lorna Seals is 2656 Danielle Dr Carson City NV 89706 USA.
61.	The address for William Hunter is 1038 Gadwall Circle Hendersonville TN 37075 USA.
62.	The address for William Richardson is 216 Washington Ave Santa Fe NM 87501 USA.
63.	The address for Congregation Ahavas Tzedaka Vchesed is 1347 Brooklyn NY 11219 USA.
64.	The address for Ellis International LP is 100 Merrick Rd. Ste 400, Rockville Centre NY 11570 USA.
65.	The address for Oliver SPV Holdings LLC is 822 Oliver St. Woodmere NY 11598 USA.
66.	The address for Oliver SPV Holdings LLC is 822 Oliver St. Woodmere NY 11598 USA.
67.	The address for Clear Think Capital Partners is 210 West 77th St. #7w New York NY 10024 USA.
68.	The address for ESE Holdings LLC is 9557 Los Lotos CT. Las Vegas NV 89147 USA.
69.	The address for FLOC LLC is 7000 W. Palmetto Park Rd. Suite 501 Boca Raton FL 3343 USA.
70.	The address for Greg Cullen is 6641 Esplanade Playa Del Rey CA 90293 USA.
71.	The address for Maurice J. Bernet III is 2745 Elkhorn Ct Cumming GA 30041 USA.
72.	The address for Mayer and Associates LLC is 1395 East 34th Street Brooklyn NY 11210 USA.
73.	The address for Ontario INC is 357 Cortleigh Blvd., Toronto, ON M5N 1R4, Canada.
74.	The address for Ron V. Franco is P.O. Box 5287 Culver City CA 90231 USA.
75.	The address for SCI Inc. is 1067 East Highway 24 Woolland Park, CO 80863.
76.	The address for Steven Grossman is 8267 NW 107th Terrace Parkland, FL 33076.
77.	The address for The Hewlett Fund LP is 100 Merrick Rd., Suite 400W, Rockville Centre, NY 11570.
78.	The address for Theodore H. Swindells is 2777 Paradise Rd, Unit 2101 Las Vegas NV 89109.
79.	The address for Carbeau LLC is 721 Fifth Ave., Suite 37E, New York, NY 10022.
80.	The address for Charcoal HM Family LTD Partnership is 177 West Putnam Ave, Greenwich, CT 06831.
81.	The address for Dr. Craig Loucks, Big Sky Private Equity LLC is 6183 Massive Peak Circle, Castle Rock, CO 80108.
82.	The address for Frank O. Monti is 2731 NE 14th St, # 832B, Pompano Beach, FL 33062.
83.	The address for Anthony Martone is 56 Terry Lane, Plainville, MA 02762.
84.	The address for Johnathan Cohn is 5890 Broadway Terrance, Oakland, CA 94618.

46

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Pink Market or any other U.S. stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer a principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option, exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

47

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

48

LEGAL MATTERS

The validity of the Common Stock being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of M2i Global, Inc., and its subsidiaries as of and for the years ended November 30, 2022, and 2021 included in this prospectus have been so included in reliance upon the report of Heaton & Company, PLLC (dba Pinnacle Accountancy Group of Utah), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. We file reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

49

Condensed Consolidated Balance Sheets as of August 31, 2023 and November 30, 2022 (Unaudited)	F-10
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended August 31, 2023 and 2022 (Unaudited)	F-11
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended August 31, 2023 and 2022 (Unaudited)	F-12
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended August 31, 2023 and 2022 (Unaudited)	F-13
Notes to Unaudited Condensed Consolidated Financial Statements	F-14

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

INKY Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of INKY Inc. (the Company) as of November 30, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered losses and has minimal operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2019.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

March 14, 2023

F-2

INKY

BALANCE SHEETS

	As of November 30, 2022	As of November 30, 2021
ASSETS

CURRENT ASSETS
Cash and cash equivalent	$114	$114
Prepaid expenses	13,767	19,342
Total Current Assets	13,881	19,456

Intangible Assets	111,970	-

TOTAL ASSETS	$125,851	$19,456

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities
Accounts payable	$476	$1,619
Accrued payroll - related party	49,000	-
Related-party loan	72,774	38,394
Total Current Liabilities	122,250	40,013
Total Liabilities	122,250	40,013

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 75,000,000 shares authorized; 7,105,357 and 5,092,023 shares issued and outstanding as of November 30, 2022 and 2021, respectively	7,105	5,092
Additional paid-in capital	120,255	31,668
Accumulated deficit	(123,759)	(57,317)
Total stockholders’ deficit	3,601	(20,557)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$125,851	$19,456

The accompanying notes are an integral part of these financial statements.

F-3

INKY

STATEMENTS OF OPERATIONS

	For the year ended November 30, 2022	For the year ended November 30, 2021

INCOME	$1,000	$-
Total income	1,000	-
Cost of revenues	-	-
Gross (Loss) profit	1,000	-

EXPENSES
General and administrative expenses	$67,442	$17,837
Total expenses	67,442	17,837

INCOME (LOSS) BEFORE TAX PROVISION	$(66,442)	$(17,837)

INCOME TAX EXPENSE	-	-

NET LOSS	$(66,442)	$(17,837)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	5,092,023	5,092,023

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-4

INKY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the years ended November 30, 2022 and 2021

	Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	capital	deficit	deficit
Balance, November 30, 2020	4,654,200	$4,654	$18,972	$(39,480)	$(15,854)

Issuance of common stock for cash	437,823	438	12,696	-	13,134
Net income (loss)	-	-	-	(17,837)	(17,837)

Balance, November 30, 2021	5,092,023	$5,092	$31,668	$(57,317)	$(20,557)

Issuance of common stock for intangible assets	2,013,334	2,013	88,587	-	90,600

Net income (loss)	-	-	-	(66,442)	(66,442)

Balance, November 30, 2022	7,105,357	$7,105	$120,255	$(123,759)	$3,601

The accompanying notes are an integral part of these financial statements.

F-5

INKY

STATEMENTS OF CASH FLOWS

	November 30,2022	November 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(66,442)	$(17,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	5,575	(18,963)
Increase in accrued payroll – related party	49,000	-
Increase (decrease) in accounts payable	(1,143)	1,619
Net cash flows used in operating activities	$(13,010)	$(35,181)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(21,370)	-
Net cash flows used in investing activities	$(21,370)	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	-	13,134
Related-party loan	34,380	10,849
Net cash flows provided by financing activities	$34,380	$23,983

NET INCREASE (DECREASE) IN CASH	$-	$(11,198)

CASH, BEGINNING OF PERIOD	$114	$11,312

CASH, END OF PERIOD	$114	$114

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for intangible assets	$90,600	$-

The accompanying notes are an integral part of these financial statements.

F-6

INKY

NOTES TO THE FINANCIAL STATEMENTS

NOVEMBER 30, 2022 AND 2021

Note 1 — Description of Organization and Business Operations

Inky is a startup corporation, registered under the laws in the State of Nevada on June 12, 2018. The company (“we,” “us,” or the “Company”) plans to develop, publish and market mobile software application for smartphones and tablet devices (“Apps”). It is an ‘augmented reality’ (AR) app aiming to help users decide what and where to ink without having to regret the tattoo after the fact. The app includes a selection of tattoo sketches by different artists that can be virtually placed via smartphone-powered AR. A user gets to try on a virtual tattoo on their body in real-time.

Our principal executive office is located at 24 Penteliss, Limassol 4102, Cyprus.

The Company’s functional and reporting currency is the U.S. dollar.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As a startup company, the Company had limited revenues and incurred losses as of November 30, 2022. The Company currently has limited working capital and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it will be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company’s year-end is November 30.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. As of November 30, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. The Company had $114 of cash and cash equivalents as of November 30, 2022 and November 30, 2021.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of November 30, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of November 30, 2022, and November 30, 2021, no amounts have been accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

F-7

INKY

NOTES TO THE FINANCIAL STATEMENTS

NOVEMBER 30, 2022 AND 2021

Note 3 — Summary of Significant Accounting Policies (cont.)

Research and Development Policy

ASC 730, “Research and Development”, addresses the proper accounting and reporting for research and development costs. It identifies those activities that are to be identified as research and development, the elements of costs that shall be identified with research and development activities, the accounting for these costs, and the financial statement disclosures related to them. Costs and expenses that can be clearly identified as research and development are charged to expense as incurred.

Software Development Policy

The Company follows the provisions of ASC 985, “Software”, which requires that all costs incurred be expensed until technological feasibility has been established.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 606 – Revenue from Contracts with Customers. Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

The Company has introduced a subscription-based service that provides users with access to AI-generated tattoo ideas. As of November 30, 2022, the Company recognized $1,000 in revenues. The subscriptions range from 14 to 30 days and revenue is recognized over the subscription period on a straight-line basis as the performance obligation is satisfied.

Recent Accounting Pronouncements

The Company reviews new accounting standards as issued. Management has not identified any new standards that it believes will have a significant impact on the Company’s financial statements.

Note 4 – Stockholders’ Equity

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is Seventy-Five Million (75,000,000) shares of Common Stock, par value $0.001 per share.

During the year ended November 30, 2021, the Company issued 437,823 shares of common stock for cash proceeds of $13,134 at $0.03 per share.

On November 30, 2022, the Company issued 2,013,334 shares of common stock valued at $90,600 for intangible assets.

There were 7,105,357 and 4,654,200 shares of common stock issued and outstanding as of November 30, 2022, and 2021, respectively.

Note 5 — Related Party Transactions

During the years ended November 30, 2022 and 2021, the Company’s director loaned to the Company $34,380 and $10,849, respectively.

As of November 30, 2022 and November 30, 2021, our sole director has a total outstanding balance of $72,774 and $38,394, respectively. This loan is unsecured, non-interest bearing and due on demand.

As of November 30, 2022 and November 30, 2021, the payroll liability to our sole director was $49,000 and $0, respectively.

Note 6 — Prepaid Expenses

As of November 30, 2022 and 2021, the prepaid balance was as follows:

	As of November 30, 2022	As of November 30, 2021
Application development	$-	$18,800
API with the Base	8,000	-
Database	5,300	-
Prepaid business license fees	467	542
Total prepaid expenses	$13,767	$19,342

Note 7 – Intangible Assets

The Company follows the provisions of ASC 985, Software, which requires that all costs relating to the purchase or internal development and production of software products to be sold, leased or otherwise marketed, be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company amortizes these costs using the straight-line method over the three years. The Company expects to recognize amortization expense of $37,323 annually for the next three fiscal years.

During the year ended November 30, 2022, the Company acquired software for $100,000 and capitalized website development costs of $11,970.

As of November 30, 2022 the Company had intangible assets of $111,970.

Note 8 – Income Tax Provision

Deferred Tax Assets

As of November 30, 2022, the Company had net operating loss (“NOL”) carry-forwards for Federal income tax purposes of $123,759. No tax benefit has been recorded with respect to these net operating loss carry-forwards in the accompanying financial statements as the management of the Company believes that the realization of the Company’s net deferred tax assets of approximately $25,989 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by the full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards which was used to offset tax payable from prior year’s operations. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The current valuation of tax allowance is $25,989 and $12,037 as of November 30, 2022 and 2021, respectively.

F-8

INKY

NOTES TO THE FINANCIAL STATEMENTS

NOVEMBER 30, 2022 AND 2021

Components of deferred tax assets are as follows:

	For the Year Ended November 30, 2022	For the Year Ended November 30, 2021
Net Deferred Tax Asset Non-Current:
Net Operating Loss Carry-Forward	$123,759	$57,317
Effective tax rate	21%	21%
Expected Income Tax Benefit from NOL Carry-Forward	25,989	12,037
Less: Valuation Allowance	(25,989)	(12,037)
Deferred Tax Asset, Net of Valuation Allowance	$-	$-

Income Tax Provision in the Statement of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the Year Ended November 30, 2022
Federal statutory income tax rate	21%
Increase (reduction) in income tax provision resulting from:
Net Operating Loss (NOL) carry-forward	(21)%
Effective income tax rate	0%

Note 9 – Subsequent Events

The Company has evaluated all subsequent events through the date when the financial statements were issued to determine if they must be reported. The Company determined that there were no reportable subsequent events to disclose in these financial statements other than those described below.

A promissory Note was signed by and between Inky Inc and Ioanna Kallidou, the President and Chief Executive Officer of the Company on December 5, 2022. The Promissory Note was issued in order to repay the debt of the Company to the director in shares. Inky Inc. will issue to Ioanna Kallidou a total of 1,571,400 common shares per value $0.025 per share in exchange of Thirty-Nine Thousand Two Hundred Eighty-Five U.S. Dollars ($39,285). The shares have not been issued yet.

F-9

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	August 31, 2023	November 30, 2022
ASSETS

CURRENT ASSETS
Cash and equivalents	$44,914	$114
Prepaids and other current assets	-	13,767

Total current assets	44,914	13,881

Intangible assets	-	111,970

TOTAL ASSETS	$44,914	$125,851

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$908,748	$476
Accrued payroll - related party	-	49,000
Related party loan	200,000	72,774

Total current liabilities	1,108,748	122,250

Total Liabilities	1,108,748	122,250

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, 100,000 shares authorized, $0.001 par value, 100,000 and -0- shares issued and outstanding, respectively	100	-
Common stock, 1,000,000,000 shares authorized, $0.001 par value, 514,333,691 and 7,105,357 shares issued and outstanding, respectively	514,334	7,105
Subscription receivable	(30,975)	-
Treasury stock	(435,000)	-
Additional paid in capital	1,024,995	120,255
Accumulated deficit	(2,137,288)	(123,759)

Total Stockholders’ Equity (Deficit)	(1,063,834)	3,601

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$44,914	$125,851

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-10

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2023	August 31, 2022	August 31, 2023	August 31, 2022
REVENUE	$-	$-	$3,400	$-

OPERATING EXPENSES
General and administrative	1,446,398	23,364	1,921,863	47,635

Total Operating Expenses	1,446,398	23,364	1,921,863	47,635

Loss from Operations	(1,446,398)	(23,364)	(1,918,463)	(47,635)

OTHER INCOME (EXPENSE)
Impairment of assets	-	-	(94,952)	-
Other expense	-	-	(114)	-

Loss before Income Taxes	(1,446,398)	(23,364)	(2,013,529)	(47,635)

Income tax expense	-	-	-	-

Net Loss	$(1,446,398)	$(23,364)	$(2,013,529)	$(47,635)

Net loss per share - basic	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding - basic	514,333,691	5,092,023	205,183,575	5,092,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-11

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

							Additional	Total	Stockholders’
	Preferred Shares		Common Shares		Subscription	Treasury	Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Receivable	Stock	Capital	Deficit	(Deficit)
Balance at November 30, 2022	-	$-	7,105,357	$7,105	$-	$-	$120,255	$(123,759)	$3,601

Net loss	-	-	-	-	-	-	-	(27,991)	(27,991)

Balance at February 28, 2023	-	-	7,105,357	7,105	-	-	120,255	(151,750)	(24,390)

Shares issued for cash	100,000	100	507,228,334	507,229	(287,648)	-	758,147	-	977,828

Purchase of treasury shares	-	-	-	-	-	(435,000)	-	-	(435,000)

Contribution from settlement of related party liabilities	-	-	-	-	-	-	146,593	-	146,593

Net loss	-	-	-	-	-	-	-	(539,140)	(539,140)

Balance at May 31, 2023	100,000	$100	514,333,691	$514,334	$(287,648)	$(435,000)	$1,024,995	$(690,890)	$125,891

Cash received for subscription receivable	-	-	-	-	256,673	-	-	-	256,673

Net loss	-	-	-	-	-	-	-	(1,446,398)	(1,446,398)

Balance at August 31, 2023	100,000	$100	514,333,691	$514,334	$(30,975)	$(435,000)	$1,024,995	$(2,137,288)	$(1,063,834)

Balance at November 30, 2021	-	$-	5,092,023	$5,092	$-	$-	$31,668	$(57,317)	$(20,557)

Net loss	-	-	-	-	-	-	-	(11,501)	(11,501)

Balance at February 28, 2022	-	-	5,092,023	5,092	-	-	$31,668	(68,818)	(32,058)

Net loss	-	-	-	-	-	-	-	(12,770)	(12,770)

Balance at May 31, 2022	-	$-	5,092,023	$5,092	$-	$-	$31,668	$(81,588)	$(44,828)

Net loss	-	-	-	-	-	-	-	(23,364)	(23,364)

Balance at August 31, 2022	-	$-	5,092,023	$5,092	$-	$-	$31,668	$(104,952)	$(68,192)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-12

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	August 31, 2023	August 31, 2022
Cash flows from operating activities
Net loss	$(2,013,529)	$(47,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,503	-
Impairment of assets	94,952	-
Write off assets	114	-
Changes in operating assets and liabilities
Prepaid expenses	13,767	5,375
Accounts payable and accrued expenses	912,991	250
Accrued payroll - related party	16,500	31,500

Net cash used in operating activities	(954,702)	(10,510)

Cash flows from investing activities
Website development costs	-	(6,310)

Net cash used in investing activities	-	(6,310)

Cash flows from financing activities
Proceeds from the issuance stock	1,234,501	-
Treasury stock repurchase	(435,000)	-
Related party loan	200,000	16,880

Net cash provided by financing activities	999,501	16,880

Net increase (decrease) in cash	44,800	-

Cash, beginning of period	114	114

Cash, end of period	$44,914	$114

Supplemental Information:
Cash paid for:
Taxes	$-	$-
Interest Expense	$-	$-

Non-Cash Investing and Financing Activities
Contribution from settlement of related party liabilities	$146,593	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-13

M2i GLOBAL, INC

(formerly Inky, Inc.)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

The Company was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, the Company (“M2i Global, Inc.”) (formerly known as “Inky Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

The Company was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, the Company became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash. Concurrently, the Company shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. The Company’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, the Company intends to operate three key business units as set forth below:

●	M2i Minerals and Metals: a business engaged in sourcing, extraction, processing, transporting, trading, and selling primary minerals and metals;
●	M2i Recycled Minerals & Metals: a business engaged in the collection, processing, transporting, trading, and selling of scrap, recycled, and reused metals; and
●	M2i Government and Industry Affairs: a business engaged in aligning USMM’s business with U.S. policy to facilitate participation in U.S. government programs such as the creation and management of a Strategic Minerals Reserve as an enhancement of the U.S. government’s National Defense Stockpile.

Note 2 – Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had limited revenues and incurred losses during the period ended August 31, 2023 and year ended November 30, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the interim reporting rules of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments (unless otherwise indicated), necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

F-14

Principles of Consolidation

The accompanying financial statements include the accounts of the Company, including its wholly owned subsidiary, USMM. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors’ interest and non-interest-bearing accounts.

Impairment Assessment

The Company evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during its fourth quarter of each fiscal year or more often if and when circumstances indicate that goodwill may not be recoverable.

During the period ended August 31, 2023, as a result in the shift in the Company’s operations, the Company determined its intangible assets, prepaid expenses and other current assets were impaired resulting in an impairment expense totaling $94,952.

F-15

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

In accordance with FASB ASC Topic 740, “Income Taxes,” the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

Basic and Diluted Loss Per Share

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had no additional dilutive securities outstanding at August 31, 2023 or August 31, 2022.

Recently Issued Accounting Standards

During the period ended August 31, 2023, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s condensed consolidated financial statements.

Note 4 — Commitments and Contingencies

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

F-16

Note 5 — Stockholders’ Equity

At fiscal year ended November 30, 2022, the total number of shares of all classes of stock which the Company was authorized to issue was 75,000,000 shares of common stock, par value $0.001 per share.

On May 16, 2023, the Company filed an amendment to the Articles of Incorporation with the State of Nevada to increase the total number of shares authorized issue to 1,000,100,000, consisting of 1,000,000,000 shares of common stock having a par value of $0.001 per share and 100,000 shares of Series A Super-Voting Preferred stock having a par value of $0.001.

The Series A Super-Voting Preferred stock vote on the basis of 10,000 votes per share. Common stock vote on the basis of 1 vote per share.

During the nine months ended August 31, 2023, the Company issued 100,000 shares of Series A Super-Voting Preferred stock and 507,228,334 shares of common stock in exchange for proceeds totaling $1,265,476, including $30,975 in subscriptions receivable.

During the nine months ended August 31, 2023, the Company purchased 6,013,334 shares of common stock from Ioanna Kallidou for $435,000. The shares were recorded as Treasury Stock at August 31, 2023.

At the nine months ended, there were 514,333,691 shares of common stock and 100,000 shares of preferred stock issued and outstanding.

Note 6 — Related Party Transactions

During May 2023, the Company’s former CEO, Ioanna Kallidou, forgave liabilities totaling $146,593 consisting of accrued payroll and a related party loan. As a result of the forgiveness, a contribution was recorded to additional paid in capital during May 2023. As of August 31, 2023, no balances due to Ioanna Kallidou were outstanding.

During August 2023, the Company’s CEO loaned the Company $200,000. This is recorded in loans payable on the balance sheet.

Note 7 — Subsequent Events

On September 23, 2023, the Company entered into a Letter of Intent to purchase the commercial real estate and all issued and outstanding shares of stock of a salvage, disposal, recycling and scrap business located in Nevada. The purchase price for this transaction is $8,000,000.

The Company evaluated other subsequent events after August 31, 2023 and determined that there are no other events for which disclosure is required.

F-17

456,961,668 SHARES OF COMMON STOCK

PROSPECTUS

[*], 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by M2i Global, Inc. in connection with the distribution of the securities registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$22,448.26
Legal fees and expenses	$75,000
Accountant’s fees and expenses	$1,000
Miscellaneous	$2,000
Total	$100,448.26

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits, or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees, or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees, or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

II-1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the period ended May 31, 2023, we sold 100,000 shares of Series A Super Voting Preferred Stock and 506,961,668 shares of Common Stock for proceeds totaling $1,265,476, $977,828 of which had been received as of May 31, 2023. Each of the purchasers represented to the Company that such purchaser is an “accredited investor” for purposes of Rule 501 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits filed and furnished with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

(II)	The undersigned Registrant hereby undertakes: (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-2

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 7th day of December, 2023.

M2i GLOBAL, INC.

By:	/s/ Doug Cole
Name:	Doug Cole
Title:	Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer

POWERS OF ATTORNEY

Each of the undersigned officers and directors of M2i Global, Inc., a Nevada corporation, hereby constitutes and appoints Doug Cole and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doug Cole	Chief Executive Officer, Principal Executive Officer, President, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director	December 7, 2023
Doug Cole

II-4

EXHIBIT INDEX

Exhibit Number	Description
2.01**	Agreement and Plan of Merger, dated as of May 12, 2023 and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp.
3.1**	Articles of Incorporation
3.2**	Certificate of Amendment to the Certificate of Incorporation of Inky Inc. dated May 8, 2023
3.3**	Articles of Merger dated as of May 18, 2023
3.4**	Certificate of Amendment to Articles of Incorporation dated June 8, 2023- Name Change
3.5**	Certificate of Designation of Series A Super-Voting Preferred Stock
3.6**	Bylaws
5.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 23.1)
10.1**	Consulting Agreement with Jeffrey Talley
10.2**	Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.3**	Wall Street Conference Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.4**	Business Development Agreement with Doug Cole dated January 23, 2023
14.1**	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
23.2	Consent of Pinnacle Accountancy Group of Utah (dba of Heaton & Company, PLLC)
24.1**	Power of Attorney (Included in the signature page hereto)
107	Filing Fee Table

** Previously filed

II-5